Exhibit (p)(1)

                         NVEST KOBRICK INVESTMENT TRUST
                       AMENDED AND RESTATED CODE OF ETHICS
                                UNDER RULE 17j-1


                                  INTRODUCTION


Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company.

Set forth below is the Amended and Restated Code of Ethics adopted by the Board of Trustees of Nvest Kobrick Investment Trust (the "Trust"). This Code of Ethics is based on the principle that the trustees and officers of the Trust owe a fiduciary duty to the Trust's shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of the shareholders; (ii) taking advantage of their positions; and (iii) any actual or potential conflicts of interest.

The effective date of the Amended and Restated Code of Ethics is June 5, 2000. Please direct any questions to Richard A. Goldman, Secretary of the Trust.


                                 CODE OF ETHICS

I.   DEFINITIONS

     1. "Access Person" means each member of the Board of Trustees and each Officer of the Trust.

     2.   "Adviser" means Kobrick Funds LLC, the Trust's investment adviser.

     3. "Advisory person" means any Officer of the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     4. "Beneficial ownership" shall be interpreted in the same manner as it would be under the Advisers' Code of Ethics.

     5.   "Board of Trustees" means the Board of Trustees of the Trust.

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     6.   "Compliance  Officer" shall refer to the Officer of the Trust holdings this title who shall initially be Richard A. Goldman, or, in his absence, Sherri A. Brown.

     7. "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term instruments (including repurchase agreements), and shares issued by registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1 under the 1940 Act from time to time in effect.

     8.   "Fund" means any series of the Trust.

     9. "Independent Trustee" refers to a trustee who is not an "interested person" as defined in Section 2(a)(19) under the 1940 Act.

     10.  "Officer" means any officer of the Trust.

     11. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     12. A Covered Security is "being considered for purchase or sale" when a recommendation by an Advisory Person is made (or if no recommendation is made, an order is made) to purchase or sell a Covered Security or with respect to the person making the recommendation, when such person seriously considers making such a recommendation.


II. ADVISER CODE OF ETHICS

All Access Persons of the Trust, other than excluded persons, are subject to the Code of Ethics of the Adviser attached hereto and incorporated by reference herein. "Excluded persons" shall mean (i) all Independent Trustees and (ii) all Officers of the Trust that are subject to the Code of Ethics of an entity other that the Adviser ("Alternative Code of Ethics"), provided that such Alternative Code of Ethics is in compliance with Rule 17j-1. No person shall serve as an Officer of the Trust unless such person is subject to an Alternative Code of Ethics.

III. SANCTIONS

Upon discovering a violation of this Code, the Board of Trustees may impose such sanctions as they deem appropriate, including among other things, a letter of censure or suspension or termination of the employment of the violator.

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IV. TRUSTEE REPORTING

The Trustees who are not Independent Trustees are subject to the Advisers Code of Ethics and the reporting obligations thereunder. An Independent Trustee shall be required to file a quarterly transaction report, of the kind required of Access Persons under the Adviser's Code of Ethics, with the Compliance Officer only where such Trustee knows, or in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that during the 15-day period immediately preceding or following the date of a transaction in a Covered Security by the Trustee, such Security was purchased or sold by a Fund or the Fund or the Adviser considered purchasing or selling the Covered Security.

V. OFFICER REPORTING

Each Officer shall be required to file reports under the Adviser's Code of Ethics or Alternative Code of Ethics, whichever is applicable.


VI. RETENTION OF RECORDS AND REPORTING TO BOARD

This Code of Ethics, a copy of each report filed by trustees, any written reports relating to the interpretation of such Codes, or violations thereunder, and lists of all person required to make reports, shall be preserved with records of the Trust for the period required by Rule 17j-1. The Compliance Officer shall report in writing to the Board of Trustees at least annually regarding the operation of the Code. of Ethics.